Exhibit 99

KonaTel Subsidiary, Infiniti Mobile, Approved to Offer LifeLine in California

Unanimous Approval by California Public Utility Commission Expands Network Choices for Eligible Residents

DALLAS, June 8, 2021--KonaTel, Inc. (OTCMKTS: KTEL) (www.konatel.com), a voice/data communications holding company, today announced its wholly-owned subsidiary, Infiniti Mobile, was unanimously approved as a provider of cellular services by the California Public Utilities Commission (CPUC) under the Federal Communications Commission’s (FCC) LifeLine program.

“By unanimous consent, we are now authorized to deliver expanded network choices from all three national cellular providers to eligible California families under the FCC and CPUC LifeLine Program,” stated KonaTel Chairman and CEO Sean McEwen. “This approval expands our addressable market by nearly two million eligible households and provides us with an opportunity to deliver basic cellular service to many underserved and forgotten communities, particularly in rural areas of the state. The LifeLine program is essential to ensuring that all Americans have the opportunities and security that basic phone and internet service provide, and we appreciate California’s confidence in our ability to offer additional options for its residents.”

Infinity Mobile is an accomplished national wireless service provider authorized to provide subsidized cellular (voice/data) services under the FCC's Lifeline program. The company has the necessary network access and years of experience successfully working with the FCC's subsidized telecommunications programs. Most recently, it was approved as a provider of broadband services as part of the FCC’s Emergency Broadband Benefit (EBB) program.

About KonaTel

KonaTel delivers a variety of retail and wholesale telecommunication services primarily to small and mid-sized business. KonaTel's subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider operating a national "as a service" cloud platform. Apeiron provides voice termination/origination, API services, messaging, cellular, IoT mobile data solutions, and a range of hosted services through its cloud platform. All Apeiron services are manageable through web interfaces and rich communication APIs. KonaTel's other subsidiary, Infiniti Mobile (www.infinitimobile.com), is a national wireless service provider with an FCC approved wireless Lifeline Compliance Plan authorized to provide government subsidized cellular service to low-income families. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com